Exhibit 10.1

Patent License Agreement

THIS AGREEMENT dated October 19, 2005 is between:

1)

IMPERIAL COLLEGE INNOVATIONS LIMITED (“Innovations”), a company incorporated in England and Wales whose principal place of business is at 12th Floor, Electrical Engineering Building, Imperial College, London SW7 2AZ; and

2)

CRONOS THERAPEUTICS LIMITED (the “Licensee”), a company incorporated in England and Wales whose principal place of business is at The London BioScience Innovation Centre, 2 Royal College Street, London NW1 0TU.

RECITALS:

A.

Innovations is a subsidiary company of Imperial College of Science, Technology and Medicine (the “College”)

B.

The College had developed and (prior to the assignment referred to in Recital C) owned technology relating to hypersensitive sites and the determination of chromatin structure, methods of modifying chromatin structure and a library of hypersensitive sites (the “Technology”).

C.

The College has assigned to Innovations all of its right, title and interest in the Technology, and Innovations has filed patent applications over the Technology (“the Patents”).

D.

The Licensee wishes to acquire rights under the Patents and to use the Technology for the development and commercialization of Licensed Products in the Field and in the Territory, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1.

Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate

In relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party.

Claims

All demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including without limitation legal costs)incurred in connection therewith.

Commencement Date

7th June 2005

Control

Direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be.

Diligent

Exerting such efforts and employing such resources as would normally be exerted or and Reasonable Efforts employed by a reasonable third party company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialization.

Field

The diagnosis, prevention and treatment of disease and pharmacogenomics applications and the provision of technology, products or services including the detection or identification of actual or potential gene expression or the characterization or identification of cell types or differentiation states.

Imperial College

Imperial College of Science, Technology and Medicine

Indemnitees

Has the meaning given in Clause 7.3

Licensed Products

Any and all products that are manufactured, sold or otherwise supplied by the Licensee or its sub-licensee (including any Affiliate of the Licensee)and which are within any Valid Claim of the Patients.

Net Receipts

The sum of;

a)

The Royalty Income and,

b)

The Sub-license Non-royalty Income

Net Sales Value

The invoiced price of Licensed Products sold by the Licensee or its Affiliates to independent third parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, after deduction of all documented:

a)

normal trade discounts actually granted and any credits actually given for rejected or returned Licensed Products;

b)

costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged on the relevant invoice;

c)

value added tax or other sales tax; and,

d)

import  duties or similar applicable government levies actually paid.

Sales between any of the Licensee, its Affiliates and Sub-licensees shall not be considered be considered for the purposes of this definition unless there is no subsequent sale to a person not the Licensee, its Affiliate or Sub-licensee in an arm’s length transaction exclusively for money.

Parties

Innovations and the Licensee, and “Party” shall mean either of them.

Patents

Any and all of the patents and patent applications referred to in Schedule 1 including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Royalty Income

any royalty payment (excluding value added tax) obtained by, or due to, the Licensee or its Affiliate, in relation to the sub-licensing (including the grant of any option over a sub-license) of any of the Patents.

Service

The supply of a consultancy or technical service (including contract research and development) to a third party that includes within the provision of such service or requires in its performance the Licensee’s use of technology falling within a Valid Claim of the Patents

Service Fee

Any fee, after deduction of any value-added tax or other sales tax, paid by any third party to the Licensee for the provision of a Service.

Sub-license

Non-royalty Income

The amount of any payment (excluding value added tax and Royalty Income), and the value of any non-monetary receipt, obtained by, or due to, Licensee or its Affiliate, in relation to the sub-licensing (including the grant of any option over a sub-license) of any of the Patents, and including any of the following:

a)

up-front, milestone (whether at the stage of development, marketing or otherwise), success, bonus, maintenance and periodic (including annual) payments due under any sublicense agreement;

b)

where any sub-license is to be granted under cross-licensing arrangements, the value of any third party license obtained under such arrangements;

c)

any funding received from a sub-licensee for shares, options or other securities in respect of any of the share capital of the Licensee or its Affiliate;

d)

any guarantee or other financial benefit received from a sub-licensee; and

e)

any loan received from a sub-licensee which is not ultimately repaid, or any loan which is on terms other than arm’s length terms, or any loan that is convertible to equity or other non-cash form where such conversion occurs.

Technology Access Fee

The fees as set out in the Clauses 4.1 and 4.2 of this Agreement

Territory

Worldwide

Valid Claim

A claim of a patent or patent application that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2.

Grant of Rights

2.1

Licenses. Innovations hereby grants to the Licensee, subject to the provisions of this Agreement, an exclusive license in the Field under the Patents, with the right to sub-license, subject to clause 2.3 below, to develop, manufacture, have manufactured, use and sell Licensed Products or to supply a Service but only in the Field in the Territory.

2.2

Formal Licenses. The Parties shall execute such formal licenses as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal licence(s) (if any) referred to in this Clause 2.2, the Parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3

Sub-licensing. The Licensee shall be entitled to grant sub-licenses of its rights under this Agreement to any person, provided that:

2.3.1

the sub-license shall include obligations on the sub-licensee which are equivalent to the obligations on the Licensee under this Agreement;

2.3.2

the sub-license shall terminate automatically on the termination of this Agreement for any reason;

2.3.3

within 30 days of the grant of any sub-license the Licensee shall provide to Innovations a true copy of it; and

2.3.4

The Licensee shall be responsible for any breach of the sub-license by the sub-licensee, as if the breach had been that of Licensee under this Agreement, and the Licensee shall indemnify Innovations against any loss, damages, costs, claims or expenses which are awarded against or suffered by Innovations as a result of any such breach by the sub-licensee.

2.4

Reservation of Rights. Innovations reserves the non-exclusive right for it and its Affiliates to use the Patents in the Field for the purposes of academic research and teaching only.

2.5

No Other License. Except for the licenses expressly granted by this Clause 2, Innovations reserves all its rights. Without prejudice to the generality of the foregoing Innovations reserves all rights under the Patents outside the Field.

2.6

Quality. The Licensee shall ensure that all of the Licensed Products marketed by it are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory and shall contractually require all sub-licensees to ensure that all Licensed Products marketed by them are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

2.7

Responsibility for development of Licensed Products. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied, and accordingly the Licensee shall indemnify Innovations in the terms of Clause 7.3.

3

Know-how and Confidential Information

3.1

Confidentiality obligations. Each Party (“Receiving Party”) undertakes:

3.1.1

to maintain as secret and confidential all know-how and other technical or commercial information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

3.1.2

to use the same exclusively for the purposes of this Agreement; and

3.1.3

to disclose the same only to those of its employees, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.2

Exceptions to obligations. The provisions of Clause 3.1 shall not apply to know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:

3.2.1

was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

3.2.2

is subsequently disclosed  to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

3.2.3

is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates, or sub-licensees; or

3.2.4

the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall

3.2.4.1

inform the Disclosing Party as soon as is reasonably practicable; and

3.2.4.2

at the Disclosing Party’s request seek to persuade the court agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures.

3.3

Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Clause 3.1 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as clauses 3.1 and 3.2 and which apply to the Disclosing Party’s information

4

Payments

4.1

Initial Technology Access Fee. Upon receipt of cumulative total funding (by way of equity, investment or loan) equal to or in excess of £200,000 (Two Hundred thousand pounds sterling) the Licensee shall pay to Innovations an initial technology access fee of £15,000(Fifteen Thousand pounds sterling) which is deductible against royalties paid in that year in accordance with clause 4.4.4.

4.2

Subsequent Technology Access Fee. In the event that the Term of this agreement is extended pursuant to Clause 9, the Licensee shall pay to Innovations the non-refundable sum of £15,000 (Fifteen Thousand pounds sterling) on each subsequent anniversary of the payment of the Initial Technology Access Fee paid pursuant to Clause 4.1 above which is deductible against royalties paid in that year as per clause 4.4.4.

4.3

Milestone payment. On the first successful grant of a Patent, the Licensee shall pay to Innovations a non-refundable milestone payment. If such Patent is in any of the following territories; the United Kingdom, France, Germany, Italy, Spain, Switzerland, Sweden, Norway, Denmark, the United States, Canada or Australia, the payment shall be £50,000 (Fifty Thousand pounds sterling). If such first successful grant of a Patent is in any other territory, the payment shall be £35,000 (Thirty-Five Thousand pounds sterling).

4.4

Royalties

4.4.1

Royalties on Net Sales. The Licensee shall pay to Innovations a royalty of 5% (Five percent) of the Net Sales Value of all Licensed Products sold by the Licensee or its Affiliates.

4.4.2

Royalties on Service Fees. The Licensee shall pay to Innovations a royalty of 15% (Fifteen percent) of all Service Fees.

4.4.3

Royalties on sub-licence Income

4.4.3.1

Royalties on sub-licence Royalty Income. The Licensee shall pay to Innovations a royalty of:

25% (Twenty Five percent) of the Royalty Income received from sub-licensees where such cumulative Royalty Income over the term of this Agreement is less than or equal to 1,000,000 (One Million pounds sterling); and,

20% (Twenty percent) of all cumulative Royalty Income over the term of this Agreement in excess of 1,000,000 (One Million pounds sterling)

4.4.3.2

Royalties on Sub-licence Non-royalty Income. The Licensee shall pay to Innovations a royalty of 15% (Fifteen percent) of Sub-licence Non-royalty Income.

4.4.4

Offset. At the end of each calendar year the Licensee shall be entitled to deduct a sum not exceeding the Technology Access Fee paid during that calendar year from the Royalties due to Innovations for the same calendar year. The said deduction shall be made from the final installment of Royalties (as set out in Clause 4. 8) for the calendar year in question unless the amount to be deducted exceeds the said installment, in which case the excess shall be credited against any future sum payable by the Licensee to Innovations under this Clause 4.4

4.4.5

In the event that any income due to the Licensee is written off by the Licensee as a bad debt and the Licensee has already paid a royalty to Innovations under this Clause 4.4 in respect of such income, the said amount shall be credited against any future sum payable by the Licensee to Innovations under this Clause 4.4.

4.5

If the Parties disagree as to the calculation of any Net Receipts or Net Sales Value, including without limitation any disagreement as to the cash value of any non-monetary receipt, but excluding any dispute as to whether a product is a Licensed Product such disagreement shall be referred to an independent expert who shall be appointed and act in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties.

4.6

Combination Products. If any Licensed Products are incorporated in any other product (“Combination Product”) supplied by the Licensee or its sub-licensees and the Licensed Product is not priced separately from the Combination Product, the Net Sales Value of the Combination Product which is attributable to the Licensed Product, comparing the manufacturing cost of the Licensed Product what that of the Combination Product, as in the following formula: Net Sales Value of Licensed Product = (manufacturing cost of Licensed Product divided by total manufacturing cost of Combination Product) x Net Sales Value of Combination Product.

4.7

Royalties to third parties. If, during the continuation of this Agreement, the Licensee considers it necessary to obtain a licence from any third party (“Third Party Licence”) in order to avoid infringing such third party’s patent(s) in the course of manufacture or sale of Licensed Products or the provision of Services, royalties paid under the Third Party Licence shall be treated as a deductible item when calculating Net Sales Value provided that the amount of royalty payable by the Licensee to Innovations in any quarterly period shall not be reduced by more than 50% of the amount which would have been payable in the absence of this Clause. The deductions referred to in this Clause shall only be made where the infringement of the third party patent arises from the use of the inventions claimed in the Patents in accordance with the provisions of this Agreement, and not from the use of any other intellectual property that the Licensee chooses to use in the manufacture or sale of any Licensed Product. For the avoidance of doubt, the provisions of this clause shall not apply to payments made or due to Innovations from the Licensee for the Gene ICE technology.

4.8

Payment frequency. Royalties due under this Agreement shall be paid within 60 days of the end of each quarter ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Licensed Products or Services made and Sub-licences current during such quarter and within 60 days of the termination of this Agreement.

4.9

Payment terms. All sums due under this Agreement:

4.9.1

are exclusive of value added tax which where applicable will be paid by the Licensee to Innovations in addition;

4.9.2

shall be paid in pounds sterling (unless and until sterling is replaced by Euros at which time payment shall be made in Euros) in cash by transferring an amount in aggregate to the following account:

Account Number

87777770

Sort Code

51-50-01

Account Name

Imperial College Innovations Limited

Bank

National Westminster Bank PLC

18 Cromwell Place

London

SW7 2LB,

and in the case of sales or sub-licence income received by the Licensee in a currency other than pounds sterling, the royalty shall be calculated in the other currency and then converted into equivalent pounds sterling at the buying rate of such other currency as quoted by National Westminster Bank PLC in London as at the close of business on the last business day of the quarterly period with respect to which the payment is made;

4.9.3

shall be made without deduction of income tax and other taxes charges or duties that may be imposed, except insofar as the Licensee is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them, at the expense of Innovations, to avoid deducting such taxes and to obtain double taxation relief. If the Licensee is required to make any such deduction it shall provide Innovations with such certificates or other documents as it can reasonably obtain to enable Innovations to obtain appropriate relief from double taxation of the payment in question; and

4.9.4

shall be made by the due date, failing which Innovations may charge interest on any outstanding amount on a daily basis at a rate equivalent to 3% above the National Westminster Bank PLC base lending rate then in force in London.

4.10

Exchange controls. If at any time during the continuation of this Agreement the Licensee is prohibited from making any of the payments required hereunder by a governmental authority in any country then the Licensee shall within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and shall make them within 7 days of receiving such permission. If such permission is not received within 30 (thirty) days of the Licensee making a request for such permission then, at the option of Innovations, the Licensee shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by Innovations within such country or such royalty payments shall be made to an associated company of Innovations designated by Innovations and having offices in the relevant country designated by Innovations.

4.11

Royalty statements. The Licensee shall send to Innovations at the same time as each royalty payment is made in accordance with Clause 4.8 a statement setting out, in respect of each territory or region in which Licensed Products or Services are sold, the types of Licensed Product or Service sold, the quantity of each type sold, and the total Net Sales Value and the total Net Receipts in respect of each type, expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates.

4.12

Records

4.12.1

The Licensee shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Products and Services sold by it, and the amount of sublicensing revenues received by it in respect of Licensed Products, on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.

4.12.2

The Licensee shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by Innovations for the purpose of verifying the accuracy of any statement or report given by the Licensee to Innovations under this Clause 4. The frequency of inspections shall be limited to a maximum of one inspection in any three month period. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to Innovations only such details as may be necessary to report on the accuracy of the Licensee’s statement or report. Innovations shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy leading to a Royalty underpayment of more than 5% (five percent) in any royalty statement, in which case the Licensee shall pay his charges in respect of that inspection.

Commercialization

5.1

The Licensee shall use Diligent and Reasonable Efforts to develop and commercially exploit the Patents in the Territory.

5.2

Without prejudice to the generality of the Licensee’s obligations under Clause 5.1, the Licensee shall provide at least annually to Innovations an updated, written Development Plan, showing all past, current and projected activities taken or to be taken by the Licensee to bring Licensed Products to market and maximize the sale of Licensed Products and Services worldwide. Innovation’s receipt or approval of any such plan shall not be taken to waive or qualify the Licensee’s obligations under Clause 5.1.

5.3

If Innovations considers at any time during the period of this Agreement that the Licensee has without legitimate reason failed to proceed diligently to develop and commercially exploit Licensed Products, Innovations shall be entitled to refer to an independent expert the following questions:

5.3.1

whether the Licensee has acted diligently; if not

5.3.2

what specific action the Licensee should have taken (“Specific Action”) in order to have acted diligently.

5.4

The independent expert shall be appointed in accordance with the provisions of Schedule 2 and his decision shall be final and binding on the Parties.

5.5.

If the expert determines that the Licensee has failed to comply with its obligations under this Clause 5, and if the Licensee fails to take the Specific Action within 6 months of the expert giving his decision in accordance with Schedule 2, Innovations shall be entitled, by giving, at any time within 3  months after the end of that 6 month period, not less than 3 months’ notice to terminate this Agreement and the licences granted to the Licensee under Clause 2.

Intellectual property

6.1

Patent expenses.

6.1.1

Upon signature of this Agreement the Licensee shall pay to Innovations all documented patent prosecution and renewal fees incurred by Innovations in respect of the Patents during the period from 8th April 2005 to the Commencement Date of this Agreement.

6.1.2

Notwithstanding the provisions of Clause 6.1.1 the Licensee shall be responsible for the prosecution of the Patents and responsible for payment directly to patent agents and others of all prosecution and renewal fees in respect of the Patents after the Commencement Date; provided that if the Licensee wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or Patent) or to narrow any such Patent’s claims, it shall give 3 months’ prior written notice to Innovations and on the expiry of such notice period the Licensee shall cease to be licensed under the patent application or patent identified in the notice.

6.1.3

Payments pursuant to Clauses 6.1.1 and 6.1.2 shall be made within 30 days of receipts of invoice by the Licensee.

6.1.4

In the event that this Agreement is extended beyond 31st July 2006 pursuant to Clause 9, the Licensee will pay all subsequent expenses incurred in relation to the Patents.

6.2

Infringement of the Patents

6.2.1

Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

6.2.2

If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages and other sums received from such action are to be distributed, then the Licensee shall be entitled to take action against the third party at its sole expense, subject to the following provisions of this Clause 6.2.

6.2.3

Before starting any legal action under Clause 6.2, the Licensee shall consult with Innovations as to the advisability of the action or settlement, its effect on the good name of Imperial College and Innovations, the public interest, and how the action should be conducted.

6.2.4

If the alleged infringement is both within and outside the Field, the Parties shall also co-operate with Innovations’ other licensees (if any) in relation to any such action.

6.2.5

The Licensee shall reimburse Innovations for any reasonable expenses incurred in assisting it in such action. The Licensee shall pay Innovations royalties, in accordance with Clause 4, on any damages received from such action as if such damages were Net Sales Value on the sale of Licensed Products or Net Receipts, depending on the nature of the payment.

6.2.6

Innovations shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense.

6.3

Infringement of third party rights

6.3.1

If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

6.3.2

The Licensee shall have the right but not the obligation to defend such suit to the extent it relates to activities in the Field and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Innovations must be obtained before taking such action or making such settlement.

Warranties and Liability

7.1

Warranties by Innovations, Innovations warrants and undertakes as follows:

7.1.1

it is the registered proprietor of, or applicant for, the Patents and has caused its directors and employees to execute such assignments of the Patents as may be necessary to give title to the Patents to Innovations; and

7.1.2

it has not done, and shall not do nor agree to do during the continuation of this Agreement, any of the following things if to do so would be inconsistent with the exercise by the Licensee of the rights granted to it under this Agreement, namely:

7.1.2.1

grant or agree to grant any rights in the Patents in the Field in the Territory; or

7.1.2.2

assign, mortgage, charge or otherwise transfer any of the Patents in the Field in the Territory or (subject to Clause 10.3.2) any of its rights or obligations under this Agreement.

7.2

No other warranties

7.2.1

Each of the Licensee and Innovations acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.2.2

Without limiting the scope of paragraph 7.2.1 above, Innovations does not make any representation nor give any warranty or undertaking:

7.2.2.1

as to the efficacy or usefulness of the Patents; or

7.2.2.2

that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

7.2.2.3

that the use of any of the Patents, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

7.2.2.4

that any other information communicated by Innovations to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended; or

7.2.2.5

as imposing any obligation on Innovations to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

7.2.2.6

as imposing any liability on Innovations in the event that any third party supplies Licensed Products to customers located in the Territory.

7.3

Indemnity. The Licensee shall indemnify Innovations and its Affiliates (including Imperial College), and their respective officers, directors, Council members, employees and representatives (together, the “Indemnitees”) against all third party Claims that may be asserted against or suffered by any of the Indemnitees and which relate to the use by the Licensee or any of its sub-licensees of the Patents or otherwise in connection with the development, manufacture, use or sale of or any other dealing in any of the Licensed Products by Licensee or any of its sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws.

7.4

Liability.

7.4.1

To the extent that any Indemnitee has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this Clause 7.4.

7.4.2

The aggregate liability of the Indemnitees shall be limited to the total income that Innovations has received from the Licensee (less any expenses that Innovations has incurred in obtaining, maintaining or defending the Patents) during the period of 5 (Five) years preceding the date on which the liability arises; and,

7.4.3

in no circumstances shall any of the Indemnitees be liable for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the Licensee or its Affiliates;

7.4.3.1

that is of an indirect, special or consequential nature or

7.4.3.2

any loss of profits, revenue, business opportunity or goodwill.

7.4.4

Nothing in this Agreement excludes any person’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud.

8

Term and Termination

8.1

Commencement and Termination by Expiry. This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 8 or extended in accordance with Clause 9, shall continue in force until the 31st July 2006 (the “Term”) and on this date this agreement and the licences granted hereunder shall terminate automatically by expiry.

8.2

Early termination

8.2.1

The Licensee may terminate this Agreement at any time on 90 days’ notice in writing to Innovations.

8.2.2

Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice

8.2.2.1

if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or if:

8.2.2.2

any of the following occurs;

8.2.2.2.1

the Other Party becomes insolvent or unable to pay its debts as and when they become due;

8.2.2.2.2

an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction),

8.2.2.2.3

a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business

8.2.2.2.4

the Other Party makes any composition with its creditors,

8.2.2.2.5

the Other Party ceases to continue its business, or

8.2.2.2.6

as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action.

8.2.3

Innovations may terminate this Agreement by giving written notice to the Licensee, such termination to take effect forthwith or as otherwise stated in the notice:

8.2.3.1

In accordance with the provisions of Clause 5.5; or

8.2.3.2

if the Licensee or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity or ownership of any of the Patents.

8.3

Consequences of termination

8.3.1

Termination of this Agreement for any reason shall not absolve the Licensee’s obligations to pay Patents costs subject to Clause 6.1 of this Agreement where such costs are in respect of a period prior to the date of termination.

8.3.2

Upon termination of this Agreement for any reason otherwise than in accordance with

Clause 8.1:

8.3.2.1

the Licensee and its sub-licenses shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 4) any unsold or unused stocks of the Licensed Products for a period of 6 months following the date of termination.

8.3.2.2

subject to paragraph 8.3.2.1 above, the Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so far and for as long as any of the Patents remains in force:

8.3.2.3

subject to paragraph 8.3.2.1 above, the Licensee shall consent to the cancellation of any formal license granted to it, or of any registration of it in any register, in relation to any of the Patents; and

8.3.3

subject as provided in these Clauses 8.3.1 and 8.3.2, and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

8.3.4

Upon termination of this Agreement for any reason otherwise than in accordance with Clause 8.1 and at Innovations’ request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms under which the Licensee would:

8.3.4.1

transfer to Innovations exclusively all clinical and other data relating to the development of Licensed Products;

8.3.4.2

to the extent possible, seek to have any product licenses, pricing approvals and other permits and applications transferred into the name of Innovations or its nominee;

8.3.4.3

grant Innovations an exclusive, worldwide license, with the rights to grant sub-licenses, under any improvements and other intellectual property owned or controlled by the Licensee relating to the Licensed Products; and

8.3.4.4

grant Innovations or its nominee the right to continue to use any product name that had been applied to the Licensed Products prior to termination of this Agreement.

8.3.5

Upon termination of this Agreement for any reason the provisions of clauses 3.1 to 3.3, 4 (in respect of sales made or other income generated prior to termination or under clause 8.3.2.1), 7.3, 7.4, 8.3 and 10 shall remain in force.

8.3.6

If the Parties are unable to agree the terms of an agreement as described in Clause 8.3.4 within 90 days of Innovations requesting the negotiation of such an agreement, either Party may refer the terms for settlement by an independent expert who shall be appointed in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties. The Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

9.

Extension

9.1

Reasons for extension. On the written request of the Licensee at any time during the Term, Innovations shall extend the Term to the date at which all the Patents have expired or been revoked without right of further appeal provided the Licensee has achieved and can demonstrate to Innovations by documentary evidence that:

9.1.1

the Licensee has received at least £350,000 (Three Hundred and Fifty Thousand pounds sterling) in funding for the purpose of product development and has access to appropriate laboratory facilities and personnel for such development; or,

9.1.2

is able to demonstrate by provision of documentary evidence (which evidence shall be a legally binding agreement between the Licensee and a third party) that a commitment to funding of at least £350,000 has been made; or,

9.1.3

the Licensee has entered into legally binding commercial agreement(s) with Third Party (or Third Parties) which will generate at least £200,000 (Two Hundred Thousand pounds sterling) from sales of Licensed Products and/or revenue from sub-licensees and/or Service Fees within 24 months of execution of this Agreement.

9.2

At its sole and absolute discretion Innovations may agree to extend the Term even though the milestone events in Clause 9.1 above have not been met.

10

General

10.1

Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

10.2

Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of Innovations and the Licensee.

10.3

Assignment and third party rights.

10.3.1

Subject to this Clause 10.3.1 neither Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Patents or rights under the Patents, without the prior written consent of the other Party

10.3.2

Either Party may assign all its rights and obligations under this Agreement together with its rights in the Patents to any company to which it transfers all or substantially all of its assets or business in the Field, PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However a Party shall not have such a right to assign this Agreement if it is insolvent or any other circumstance described in Clause 8.2.2.2 applies to it.

10.4

Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

10.5

Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but other wise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

10.6

No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

10.7

Interpretation. In this Agreement:

10.7.1

the headings are used for convenience only and shall not affect its interpretation;

10.7.2

references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

10.7.3

references to Clauses and Schedules mean clauses of, and schedules to, this Agreement.

10.7.4

references in this Agreement to termination shall include termination by expiry; and

10.7.5

where the word “including” is used it shall be understood as meaning “including without limitation”.

10.8

Notices

10.8.1

Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 10.8. The fax numbers of the Parties are as follows:

Innovations

+44(0)20 7589 3553

Licensee

FAX number (0)20 7408 5401

10.8.2

Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

10.9

Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

10.10

Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10.11

Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

10.12

Entire agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

10.13

Third parties. Except for the rights of the Indemnitees as provided in clauses 7.3 and 7.4, who may in their own right enforce the provisions of that Clause, this Agreement does not create any right enforceable by any person who is not a party to it (“Third Party”) under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clauses 7.3 and 7.4, without the consent of the Indemnitees.

AGREED by the parties through their authorized signatories

For and on behalf of

IMPERIAL COLLEGE

Signed

 /s/ Susan Searle

INNOVATIONS LIMITED

Name

Susan Searle

Title

CEO

Date

18/10/05

For and on behalf of

CRONOS THERAPEUTICS

Signed

/s/ Satu Vainikka

LIMITED

Name

Satu Vainikka

Title

CEO

Date

19/10/05

Schedule 1

The Patents

Patent Application

Filing Date

GB 0116453.2

05/07/2001

PCT/GB0203080

04/07/2002

Publication Date

WO03/004702

16/01/2003

Schedule 2

Appointment of expert

1.

Pursuant to Clauses 4.5 and 4.6, ValiRx may serve a notice on the Licensee (“Referral Notice”), in accordance with Clause 10.8, notifying the Licensee that it wishes to refer the dispute to an expert (the “Expert”) for his determination.

2.

The Parties shall agree the identity of a single independent, impartial expert to determine such questions.  In the absence of such agreement within 30 days of the Referral Notice, either of the Parties may request an expert be appointed by the President of The Law Society of England and Wales.

3.

60 days after the giving of a Referral Notice, both Parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4.

Each Party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side’s statement of case of not more than 10,000 words.  A copy of any such reply shall be simultaneously sent to the Expert.

5.

The Expert shall make his decision on the basis of written statements and supporting documentation only and there shall be no oral hearing.  The Expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above, or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.

The Expert’s decision shall (in the absence of manifest error) be final and binding on the Parties.

7.

All costs in relation to the appointment of the Expert shall be borne by the Parties in such proportions as the Expert shall determine.